UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

April 2, 2014

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona		85008
(Address of principal executive offices)		(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 2, 2014 ON Semiconductor announced that its wholly owned direct subsidiary, Semiconductor Components Industries, LLC (“SCI”), has entered into a Stock Purchase Agreement dated as of April 2, 2014 (the “Stock Purchase Agreement”) with Sensor Holding Corporation (“Sensor”), the stockholders of Sensor, Sensor Intermediate Holding Corporation (“Sensor Intermediate”), and the subsidiaries of Sensor Intermediate, pursuant to which, upon the satisfaction of certain conditions, SCI will acquire all of the shares of Sensor for a purchase price of approximately $92 million, subject to customary closing adjustments. The indirect subsidiaries of Sensor to be acquired include Truesense Imaging, Inc., Truesense International, Inc., Image Sensor Technologies RE Corporation, and Truesense International, Ltd. Truesense Imaging, Inc. is a leading provider of high-performance image sensor devices addressing a wide range of industrial end-markets, including machine vision, surveillance, traffic monitoring, medical and scientific imaging and photography. The acquisition is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

The below exhibit is furnished as part of this report.

Exhibit No.	Description

99.1	News release for ON Semiconductor Corporation dated April 2, 2014 announcing the signing of an agreement to acquire Truesense Imaging, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: April 2, 2014	By:	/s/ Bernard Gutmann
Bernard Gutmann
Executive Vice President and Chief Financial Officer & Treasurer

EXHIBIT INDEX

The below exhibit is furnished as part of this report.

Exhibit No.	Description

99.1	News release for ON Semiconductor Corporation dated April 2, 2014 announcing the signing of an agreement to acquire Truesense Imaging, Inc.

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